                                                                   EXHIBIT 99.1

CONTACT:
J. CASEY FAIMAN
I-MANY, INC.
(207) 228-2443
CFAIMAN@IMANY.COM

                        I-MANY SIGNS AGREEMENT TO ACQUIRE
                              MENERVA TECHNOLOGIES

 CONTRACT MANAGEMENT LEADER TO EXPAND FOOTPRINT WITH BUY-SIDE CONTRACT SOLUTIONS

PORTLAND, MAINE--MARCH 27, 2002-- I-many, Inc. (NASDAQ: IMNY), the leader in contract and trade relationshiP management solutions, today announced that it has agreed to acquire Menerva Technologies, Inc., a Redwood City, California-based enterprise software company, for a total of $8.5 million in cash and I-many stock, plus additional consideration based on future performance. The acquisition is structured as a merger of a subsidiary of I-many into Menerva. Completion of the merger is dependent on the prior satisfaction of customary conditions, including, among other matters, approval of the merger by Menerva's stockholders and the consent of certain parties to contracts with Menerva. The merger is expected to close by March 30, 2002. Following the merger, I-many expects to merge Menerva directly into I-many.

The acquisition of Menerva will further expand I-many's contract management offering with buy-side contract solutions designed to: reduce the cost, effort and cycle time of procurement contracting; reduce financial, business and legal risks with suppliers and maintain a full audit trail; maximize revenue opportunities through compliance with negotiated contract terms; and provide key decision-support information for strategic sourcing initiatives through a central contract repository.

         "Combined with our comprehensive sell-side contract solutions, Menerva's buy-side contract solutions will give us a `closed loop' offering that will deliver value throughout the enterprise for our current and future customers," said Leigh Powell, CEO of I-many. "We are continuing to execute on our strategy of enhancing our position as the leading enterprise contract management software company across all industries."

"Our buy and sell-side contract solutions are a natural fit and will provide us with an unequaled ability to maximize revenues and minimize costs throughout the contract management lifecycle," said Robert Petrossian, president and CEO of Menerva. "Combining forces with I-many, the leader in contract management solutions, will enable us to deliver this value proposition to customers faster than ever before."

Robertson Stephens served as I-many's financial adviser for this acquisition.

                                  About I-many

I-many (NASDAQ: IMNY) is the leader in providing software and Internet-based contract management solutions and related professional services which enable businesses to manage complex trade relationships and facilitate business-to-business e-commerce. The company's software is used by 8 of the largest 10 healthcare manufacturers in the world and leading consumer goods, manufacturing and food service companies. The company estimates that its solutions help manage more than $55 billion in contracted commerce per year. For more information, visit the company Web site at HTTP://WWW.IMANY.COM.

This press release may contain forward-looking statements relating to the future performance of I-many, Inc. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk that the merger may not occur, that the benefits of the acquisition are not as great as anticipated by I-many, or that I-many experiences greater difficulty than expected in integrating Menerva's operations and the risk of adoption of I-many's products by companies outside the healthcare field. Other risks are described in I-many's filings with the Securities and Exchange Commission, available at WWW.SEC.GOV.


                                      # # #